UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2016

Mercantile Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	000-26719	38-3360865
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan		49504
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		616-406-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

Earnings Release

On July 19, 2016, Mercantile Bank Corporation issued a press release announcing earnings and other financial results for the quarter ended June 30, 2016. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated here by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Announcement of Management Succession Plan

On July 19, 2016, Mercantile Bank Corporation (“Mercantile”) announced that Michael H. Price will retire as President and Chief Executive Officer of Mercantile and Robert B. Kaminski Jr. will be appointed to those positions effective January 1, 2017. Michael H. Price will serve as Executive Chairman of the Board of Mercantile and of Mercantile’s wholly-owned subsidiary, Mercantile Bank of Michigan (the “Bank”) following Kaminski’s appointment. Mr. Kaminski will continue in his current role as Executive Vice President, Chief Operating Officer and Secretary of Mercantile until January 1, 2017. Mr. Kaminski’s role as President, Chief Executive Officer and Secretary of the Bank will not be affected by the management succession plan.

A copy of the press release announcing the management succession plan is attached as Exhibit 99.2 to this report and incorporated here by reference.

Amendments to Employment Agreement and Change in Control Agreement

On July 14, 2016, Mercantile, the Bank and Mr. Price entered into an amendment to each of Mr. Price's Employment Agreement ("Employment Agreement Amendment") and Change in Control Agreement ("Change in Control Amendment"). Pursuant to the terms of the Employment Agreement Amendment, the Bank will pay Mr. Price an annual salary in accordance with the Bank's normal payroll practice as follows (a) $539,000 from July 14, 2016 to December 31, 2016; (b) $325,000 from January 1, 2017 through the 2017 annual meeting of shareholders; and (c) $150,000 from the 2017 annual meeting of shareholders to the 2018 annual meeting of shareholders. Mr. Price will be entitled to receive a grant of stock options and/or restricted stock in the fourth quarter of each of 2016, 2017 and 2018, if grants are made to other executives of Mercantile, and if he continues to be an employee or a director of Mercantile at that time. Any grants in 2017 will be compared to the grants made to the President and Chief Executive Officer of Mercantile, with Mr. Price receiving a grant that is pro-rated based on the ratio of his 2017 base salary to the President and Chief Executive Officer's 2017 base salary. Any grants in 2018 will be similarly pro-rated based on the ratio of Mr. Price's 2018 base salary to the President and Chief Executive Officer's 2018 base salary, and further reduced to reflect that Mr. Price will be employed as an executive officer for 5/12th of 2018. The amount of severance that would be paid to Mr. Price in the event of a termination without cause or a "good reason" termination during the employment term (i.e., before his retirement date at the 2018 annual meeting of shareholders) will be an amount equal to the greater of the base salary payable to Mr. Price for the remainder of the employment period (i.e. through his retirement date), or (a) $500,000 if the termination occurs before January 1, 2017; (b) $325,000 if the termination occurs on or after January 1, 2017 and before the 2017 annual meeting of shareholders; and (c) $150,000 if the termination occurs on or after the 2017 annual meeting of shareholders.

Pursuant to the terms of the Change in Control Amendment, if there is a change in control of Mercantile during the employment period and Mr. Price's employment is terminated without cause or there is a "good reason" termination within 24 months after the change in control, the Bank will pay to Mr. Price, in addition to the payments and benefits owing under his Employment Agreement, a lump sum payment within fifteen days after the effective date of the termination of employment in the following amount: (a) $500,000 if employment terminates before January 1, 2017; (b) $325,000 if employment terminates on or after January 1, 2017 and before the date of the 2017 annual meeting of shareholders; and (c) $150,000 if employment terminates on or after the date of the 2017 annual meeting of shareholders.

The foregoing description of each of the amendments is qualified in its entirety by reference to the Employment Agreement Amendment attached hereto as Exhibit 10.1 and the Change in Control Amendment attached hereto as Exhibit 10.2.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amendment to Employment Agreement of Michael H. Price dated July 14, 2016

10.2	First Amendment to Change in Control Agreement among Mercantile, the Bank and Michael H. Price, dated July 14, 2016

99.1	Press release of Mercantile Bank Corporation dated July 19, 2016, reporting financial results and earnings for the quarter ended June 30, 2016

99.2	Press release dated July 19, 2016, announcing management succession plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bank Corporation

By: /s/ Charles E. Christmas
Charles E. Christmas
Executive Vice President, Chief
Financial Officer and Treasurer

Date: July 19, 2016

Exhibit Index

Exhibit Number	Description

10.1	Second Amendment to Employment Agreement of Michael H. Price dated July 14, 2016

10.2	First Amendment to Change in Control Agreement among Mercantile, the Bank and Michael H. Price, dated July 14, 2016

99.1	Press release of Mercantile Bank Corporation dated July 19, 2016, reporting financial results and earnings for the quarter ended June 30, 2016

99.2	Press release dated July 19, 2016, announcing management succession plan